UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                A. SCHULMAN INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    808194104
                                 (CUSIP Number)

                                  JUNE 13, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|        Rule 13d-1(b)
|_|        Rule 13d-1(c)
|_|        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

------------------------------------------------------------ -------------------

CUSIP No. 808194104                   13G                     Page 2 of 10 Pages
------------------------------------------------------------ -------------------

------------ -------------------------------------------------------------------
1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             TEMUJIN FUND MANAGEMENT, LLC

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
2.
             CHECK THE APPROPRIATE BOX IF A GROUP*                       (a)
                                                                         (b) |X|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
3. SEC USE ONLY



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

------------ -------------------------------------------------------------------
------------------------- ------ -----------------------------------------------
       NUMBER OF          5.
         SHARES                  SOLE VOTING POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      BENEFICIALLY        6.
        OWNED BY                 SHARED VOTING POWER                   2,696,226
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
          EACH            7.
       REPORTING                 SOLE DISPOSITIVE POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      PERSON WITH:        8.
                                 SHARED DISPOSTIVE POWER               2,696,226
------------------------- ------ -----------------------------------------------
------------ -------------------------------------------------------------------
9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,696,226
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              9.9%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
12.
             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                      IA
------------ -------------------------------------------------------------------

------------------------------------------------------------ -------------------

CUSIP No. 808194104                   13G                     Page 3 of 10 Pages
------------------------------------------------------------ -------------------

------------ -------------------------------------------------------------------
13.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             THALES FUND MANAGEMENT, LLC

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
14.
             CHECK THE APPROPRIATE BOX IF A GROUP*                       (a)
                                                                         (b) |X|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
15. SEC USE ONLY



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
16.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

------------ -------------------------------------------------------------------
------------------------- ------ -----------------------------------------------
       NUMBER OF          17.
         SHARES                  SOLE VOTING POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      BENEFICIALLY        18.
        OWNED BY                 SHARED VOTING POWER                   2,696,226
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
          EACH            19.
       REPORTING                 SOLE DISPOSITIVE POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      PERSON WITH:        20.
                                 SHARED DISPOSTIVE POWER               2,696,226
------------------------- ------ -----------------------------------------------
------------ -------------------------------------------------------------------
21.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,696,226
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
22.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
23.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              9.9%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
24.
             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                      IA
------------ -------------------------------------------------------------------

------------------------------------------------------------ -------------------

CUSIP No. 808194104                   13G                     Page 4 of 10 Pages
------------------------------------------------------------ -------------------

------------ -------------------------------------------------------------------
25.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             MAREK T. FLUDZINSKI

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
26.
             CHECK THE APPROPRIATE BOX IF A GROUP*                       (a)
                                                                         (b) |X|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
27. SEC USE ONLY



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
28.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES OF AMERICA

------------ -------------------------------------------------------------------
------------------------- ------ -----------------------------------------------
       NUMBER OF          29.
         SHARES                  SOLE VOTING POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      BENEFICIALLY        30.
        OWNED BY                 SHARED VOTING POWER                   2,696,226
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
          EACH            31.
       REPORTING                 SOLE DISPOSITIVE POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      PERSON WITH:        32.
                                 SHARED DISPOSTIVE POWER               2,696,226
------------------------- ------ -----------------------------------------------
------------ -------------------------------------------------------------------
33.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,696,226
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
34.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
35.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              9.9%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
36.
             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                      IN
------------ -------------------------------------------------------------------

------------------------------------------------------------ -------------------

CUSIP No. 808194104           13G                             Page 5 of 10 Pages
------------------------------------------------------------ -------------------

------------ -------------------------------------------------------------------
37.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             MARCO BATTAGLIA

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
38.
             CHECK THE APPROPRIATE BOX IF A GROUP*                       (a)
                                                                         (b) |X|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
39. SEC USE ONLY



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
40.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES OF AMERICA

------------ -------------------------------------------------------------------
------------------------- ------ -----------------------------------------------
       NUMBER OF          41.
         SHARES                  SOLE VOTING POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      BENEFICIALLY        42.
        OWNED BY                 SHARED VOTING POWER                   2,696,226
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
          EACH            43.
       REPORTING                 SOLE DISPOSITIVE POWER
------------------------- ------ -----------------------------------------------
------------------------- ------ -----------------------------------------------
      PERSON WITH:        44.
                                 SHARED DISPOSTIVE POWER               2,696,226
------------------------- ------ -----------------------------------------------
------------ -------------------------------------------------------------------
45.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,696,226
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
46.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
47.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              9.9%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
48.
             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                      IN
------------ -------------------------------------------------------------------

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CUSIP No. 808194104                     13G                   Page 6 of 10 Pages
--------------------------------------------------------------------------------


ITEM 1.
     (a)  Name of Issuer:     A. SCHULMAN INC.

     (b)  Address of Issuer's Principal Executive Offices:
                              3550 WEST MARKET STREET,
                              AKRON, OHIO 44333

ITEM 2.

                              THIS SCHEDULE 13G IS BEING FILED BY TEMUJIN FUND
                              MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY
                              COMPANY WHICH SERVES AS INVESTMENT ADVISOR (THE
                              "INVESTMENT ADVISOR") TO TEMUJIN HOLDINGS, LTD.,
                              (THE "FUND") WITH RESPECT TO THE SHARES OF COMMON
                              STOCK (AS DEFINED IN ITEM 2(D)) DIRECTLY OWNED BY
                              THE FUND AND WHICH IS JOINTLY OWNED BY (I) THALES
     (a)  Name of Person      FUND MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY
          Filing:             COMPANY WHICH SERVES AS INVESTMENT MANAGER TO THE
                              FUND (THE "INVESTMENT MANAGER"), THE CHIEF
                              EXECUTIVE OFFICER AND CHAIRMAN OF WHICH IS MAREK
                              T. FLUDZINSKI AND (II) MARCO BATTAGLIA, WHO SERVES
                              AS THE CHIEF EXECUTIVE OFFICER AND CHIEF
                              INVESTMENT OFFICER OF THE INVESTMENT ADVISER.

     (b)  Address of Principal Business Office or, if none, Residence:
                              140 BROADWAY, 45TH FLOOR
                              NEW YORK, NEW YORK 10005

     (c)  Citizenship:        DELAWARE

     (d)  Title of Class of
          Securities:         COMMON STOCK

     (e)  CUSIP Number:       808194104


ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]    Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).
          (b) [ ]    Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).
          (c) [ ]    Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).
          (d) [ ]    Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).
          (e) |X|    An investment adviser in accordance with ss.240.13d-1(b)(1)
                     (ii)(E);
          (f) [ ]    An employee benefit plan or endowment fund in accordance
                     with ss.240.13d-1(b)(1)(ii)(F);
          (g) [ ]    A parent holding company or control person in accordance
                     with ss. 240.13d-1(b)(1)(ii)(G);
          (h) [ ]    A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ]    A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);
          (j) [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

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CUSIP No. 808194104                     13G                   Page 7 of 10 Pages
--------------------------------------------------------------------------------

ITEM 4.                Ownership.

Not applicable
                                       TEMUJIN FUND MANAGEMENT, LLC : 2,696,226
                                       THALES FUND MANAGEMENT, LLC:   2,696,226
     (a)  Amount beneficially owned:   MAREK T. FLUDZINSKI:           2,696,226
                                       MARCO BATTAGLIA:               2,696,226

                                       TEMUJIN FUND MANAGEMENT, LLC:        9.9%
                                       THALES FUND MANAGEMENT, LLC:         9.9%
     (b)  Percent of class:            MAREK T. FLUDZINSKI:                 9.9%
                                       MARCO BATTAGLIA:                     9.9%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:
                                       TEMUJIN FUND MANAGEMENT, LLC:          0
                                       THALES FUND MANAGEMENT, LLC:           0
                                       MAREK T. FLUDZINSKI:                   0
                                       MARCO BATTAGLIA:                       0

          (ii) Shared power to vote or to direct the vote:
                                       TEMUJIN FUND MANAGEMENT, LLC:  2,696,226
                                       THALES FUND MANAGEMENT, LLC:   2,696,226
                                       MAREK T. FLUDZINSKI:           2,696,226
                                       MARCO BATTAGLIA:               2,696,226

          (iii) Sole power to dispose or to direct the disposition of:
                                       TEMUJIN FUND MANAGEMENT, LLC:          0
                                       THALES FUND MANAGEMENT, LLC:           0
                                       MAREK T. FLUDZINSKI:                   0
                                       MARCO BATTAGLIA:                       0

          (iv) Shared power to dispose or to direct the disposition of:
                                       TEMUJIN FUND MANAGEMENT, LLC:  2,696,226
                                       THALES FUND MANAGEMENT, LLC:   2,696,226
                                       MAREK T. FLUDZINSKI:           2,696,226
                                       MARCO BATTAGLIA:               2,696,226

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CUSIP No. 808194104                          13G              Page 8 of 10 Pages
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ITEM      5-9 Not Applicable

ITEM      10. Certification

          The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are
(a) held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

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CUSIP No. 808194104                         13G               Page 9 of 10 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JUNE 19, 2007
Date

TEMUJIN FUND MANAGEMENT, LLC

/S/ MARCO BATTAGLIA
-------------------
Signature

MARCO BATTAGLIA, CHIEF EXECUTIVE OFFICER
Name/Title

JUNE 19, 2007
Date

THALES FUND MANAGEMENT, LLC

/S/ MAREK T. FLUDZINSKI
-----------------------
Signature

MAREK T. FLUDZINSKI, CHIEF EXECUTIVE OFFICER
Name/Title

JUNE 19, 2007
Date

MAREK T. FLUDZINSKI

/S/ MAREK T. FLUDZINSKI
-----------------------
Signature

JUNE 19, 2007
Date

MARCO BATTAGLIA

/S/ MARCO BATTAGLIA
-------------------
Signature

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CUSIP No. 808194104                  13G                     Page 10 of 10 Pages
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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)